EXHIBIT 10.12

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 5th day of February, 2007, by and between Wisconsin Alumni Research Foundation (hereinafter called “WARF”), a nonstock, nonprofit Wisconsin corporation, and Tecogen Inc. (hereinafter called “Licensee”), a corporation organized and existing under the laws of
Delaware;

WHEREAS, WARF owns certain intellectual property rights to the inventions described in the “Licensed Patents” defined below, and WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section l.     Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2.     Grant.

A.License.

WARF hereby grants to Licensee an exclusive license under the Licensed Patents to make, have made, use and sell Products in the Licensed Field and Licensed Territory. For a period of six (6) months following the date of this Agreement, the license to Licensee shall include any Improvements developed by Professor Robert Lasseter which are assigned to WARF during such six (6) month period.

B.     License to WARF.

(i)     Licensee hereby grants to WARF a non-exclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit research institutions and governmental agencies, to practice and use any Improvements developed by or on behalf of Licensee for Non-Commercial Research Purposes. Licensee shall provide WARF with a written, enabling disclosure of each such invention, unambiguously identifying it as an invention governed by this paragraph, within six (6) months of the issuance of a patent thereon.

(ii)     In the event that Licensee discontinues the use or commercialization of the Licensed Patents or any Improvements provided for under this Agreement, Licensee hereby agrees to grant to WARF an option to obtain a nonexclusive, royalty—bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes. Licensee shall provide to WARF written notice that Licensee intends to discontinue such use or commercialization immediately upon making such a decision. WARF’s option with respect to each Improvement shall expire sixty (60) days after WARF’s receipt of said written notice from Licensee or, if WARF exercises its rights hereunder, one hundred and eighty (180) days after such exercise if WARF and Licensee are unable to agree on the terms of such royalty—bearing license. The failure of WARF to timely exercise its option under this paragraph shall be deemed a waiver of WARF’s option, but only with respect to the Improvement(s) so disclosed.

C.     Reservation of Rights.

WARF hereby reserves the right to grant non-profit research institutions and governmental agencies non-exclusive licenses to practice and use the inventions of the Licensed Patents for Non-Commercial Research

Purposes. WARF, the University of Wisconsin and the inventors of the Licensed Patents shall have the right to publish any information included in the Licensed Patents.

D.     Option.

To the extent legally available, WARF shall grant Licensee an option to negotiate a license, having the same scope of the license granted to Licensee herein, to any Improvements developed by Professor Robert Lasseter which are assigned to WARF after July 31, 2007. WARF shall promptly notify Licensee of any such Improvement. Licensee’s option with respect to each Improvement shall expire sixty (60) days after Licensee’s receipt of said written notice from WARF or, if Licensee exercises its rights hereunder, one hundred and eighty (180) days after such exercise if WARF and Licensee are unable to agree on the terms of a license. The failure of Licensee to timely exercise its option under this paragraph shall be deemed a waiver of Licensee’s option, but only with respect to the Improvement(s) so disclosed.

Section 3.     Development.

A.     Licensee shall use reasonable commercial efforts to develop, manufacture, market and sell Products in the Licensed Field and the Licensed Territory throughout the term of this Agreement. Such activities shall include, without limitation, those activities listed in the Development Plan attached hereto as Appendix E. Licensee agrees that said Development Plan is reasonable and that it shall take all reasonable commercial steps to meet the development program as set forth therein.

B.     Beginning in calendar year 2007 and until the Date of First Commercial Sale, Licensee shall provide WARF with a written Development Report summarizing Licensee’s development activities since the last Development Report and any necessary adjustments to the Development Plan. Licensee agrees to provide each Development Report to WARF on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee’s progress toward the requirements of the Development Plan. WARF agrees that the contents of each Development Report shall constitute “Confidential Information” for purposes of Section 18 of this Agreement. WARF reserves the right to audit Licensee’s records relating to the development activities required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

C.     Licensee agrees to and warrants that it has obtained, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market. Licensee acknowledges that a failure by Licensee to reasonably implement the Development Plan, or to make timely submission to WARF of any Development Report, or the providing of any materially false information to WARF regarding Licensee’s development activities hereunder, shall be a material breach of this Agreement in accordance with Section 7D of this Agreement.

Section 4.     Consideration.

A.     License Fee.

Licensee agrees to pay to WARF a license fee of [****], due within thirty (30) days of Licensee’s execution of this Agreement.

B.     Royalty.

In addition to the Section 4A license fee, Licensee agrees to pay to WARF as “earned royalties” a royalty in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date an invoice is sent by Licensee or the date a Product is transferred to a third party for any promotional reasons. The royalty shall be a fixed amount for each Product sold or transferred while this Agreement is in effect according to the following schedule: [****] for the first [****] Product units sold or transferred in a calendar year and [****] for each additional Product unit thereafter until the conclusion of that year.

C.     Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of [****] per calendar year (prorated for any partial year during which this Agreement is in effect) starting in calendar year 2009, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any given calendar year.

D.     Patent Fees and Costs.

(i)     In consideration of Licensee’s collaboration with the Inventor, the Patent Fees and Costs in the United States and Canada normally required are waived. Licensee agrees to pay WARF [****] for each European country in which Licensee desires WARF to pursue patent protection. Licensee shall pay to WARF such costs within thirty (30) days of receiving an invoice from WARF.

(ii)     WARF is not obligated to make or maintain any other foreign filings of the Licensed Patents. lf Licensee desires WARF to obtain foreign protection in specific countries in Europe, Licensee must notify WARF in writing three (3) months prior to the expiration of the deadline for making such election, indicating those countries in which Licensee desires WARF to obtain European patent protection. Any country for which WARF files for such patent protection at Licensee’s request shall be included in the Licensed Territory under this Agreement. WARF reserves the right to file a patent application, at its own expense, in any countries not requested by Licensee pursuant to this Section 4D. Licensee acknowledges that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to make and maintain foreign filings in those countries not selected by Licensee and/or WARF.

(iii)     WARF will prosecute all national applications it files at Licensee’s request pursuant to this Section 4D until WARF determines that continued prosecution is unlikely to result in the issuance of a patent in that country. If WARF decides to abandon prosecution or maintenance of any patent or patent application under the Licensed Patents in a country in which Licensee has requested WARF to make and maintain such filing, WARF shall provide Licensee notice of WARF’s intent to abandon such application. In such event, Licensee shall have the right to continue prosecution of said application, at its own expense, on behalf of WARF and Licensee, to the extent allowed under applicable law.

E.     Accounting Payments.

(i)     Amounts owing to WARE under Section 4B shall be paid on a quarterly basis, with such amounts due and received by WARE on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to WARE shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii)     Except as otherwise directed, all amounts owing to WARE under this Agreement shall be paid in U.S. dollars to WARE at the address provided in Section l6(a). WARE is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARE by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

(iii)     A full accounting showing how any amounts owing to WARE under Section 4B have been calculated shall be submitted to WARE on the date of each such payment. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to WARE, a statement setting forth that fact shall be supplied to WARE. WARE agrees that the contents of each such accounting shall constitute “Confidential Information” for purposes of Section 18 of this Agreement.

Section 5.     Certain Warranties.

A.     WARE warrants that (i) except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement, and (ii) to the best of WARF’s knowledge, no third party has made any claim or initiated any litigation or other proceeding that challenges the validity or scope of the Licensed Patents. Nothing in this Agreement shall be construed as:

(i)     except as provided above, a warranty or representation by WARE as to the validity or scope of any of the Licensed Patents;

(ii)     except as provided above, a warranty or representation by WARE that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii) an obligation to furnish any know—how not provided in the Licensed Patents or any services other than those specified in this Agreement.

B.     WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OE INVENTIONS LICENSED UNDER THIS AGREEMENT.

C.     Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6.     Recordkeeping.

A.     Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B.     Licensee shall take all steps necessary so that WARF may within thirty (30) days of its request review all the books and records at a single U.S. location to allow WARF to verify the accuracy of Licensee’s royalty reports and Development Reports. Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours. The contents of all such books and records shall constitute “Confidential Information” for purposes of Section 18 of this Agreement.

C.     If a royalty payment deficiency is determined, Licensee shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof plus interest on outstanding amounts as described in Section 4E(i).

D.     If a royalty payment deficiency for a calendar year [****], then Licensee shall be responsible for paying WARF’s out-of-pocket expenses incurred with respect to such review.

Section 7.     Term and Termination.

A.     The term of this license shall begin on the effective date of this Agreement and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4B, once begun, ceases for more than eight (8) consecutive calendar quarters.

B.     Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

C.     WARF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if the Date of First Commercial Sale does not occur on or before December 31, 2007.

D.     If Licensee at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, fails to actively pursue the development plan, or commits any material breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patents to its creditors, WARF may, at its option, terminate this Agreement by giving notice of termination to Licensee.

E.     Upon the termination of this Agreement, Licensee shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

F.     Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8.     Enforcement of Licensed Patents.

WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in WARF‘s sole judgment, such action may be reasonably necessary, proper, and justified. In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement which is to Licensee's substantial detriment, Licensee shall provide WARE with notification and reasonable evidence of such infringement. WARE shall have the sole and exclusive right to determine whether or not any action should be taken regarding any infringement of the Licensed Patents (at WARE‘s cost and for WARE‘s benefit), and such proceedings shall be under the exclusive control of WARF. Upon request by WARF, Licensee shall take action, join in an action, and otherwise provide WARF with such assistance and information as may be useful to WARE in connection with WARF‘s taking such action (if the cause of action arose during the term of this Agreement and

WARF reimburses Licensee for Licensees reasonable out-of-pocket expenses). However, if any infringement of the Licensed Patents which is to the substantial detriment of Licensee has not been discontinued within six (6) months after written request by Licensee to WARF and WARF has not by the end of such period taken action intended to abate or terminate the infringing action and Licensee's rights are still exclusive hereunder, Licensee shall have the right, with WARE 's written consent, which shall not be unreasonably withheld, to file a lawsuit to seek to stop such activity at its own expense. During such litigation Licensee shall act in good faith to preserve WARE 's right, title and interest in and to the Licensed Patent, shall keep WARF advised as to the status of the litigation and shall not enter into a settlement of such litigation without first allowing WARF the option of either approving the settlement or of continuing the litigation at WARE‘s expense for WARE‘s benefit (upon payment to Licensee of its out-of-pocket costs and expenses of the litigation). Nothing herein shall permit or allow Licensee to commence any action for infringement of the Licensed Patent for any activity allowed under a settlement arrangement entered into by WARF in good faith with a third party infringer.

Section 9.     Assignability.

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of WARF.

Section l0.     Contest of Validity.

In the event Licensee contests the validity of any Licensed Patent, Licensee shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable.

Section 11.     Patent Marking.

Licensee shall mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S.C. § 287.

Section 12.     Product Liability Patent Infringement; Conduct of Business.

A.     Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee hereunder. Licensee shall have the right to control the defense of any such claim or litigation, provided that WARF at all times reserves the right to select and retain counsel of its own, at its own expense, to defend WARF’s interests.

B.     Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage is sufficient to cover WARF and the inventors of the Licensed Patents as additional insured. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to WARF that such coverage is being maintained. In addition, Licensee shall provide WARF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 13.     Use of Names.

Neither party hereto shall use the other party’s name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin or Tecogen in any sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14.     United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes, Any license granted to Licensee in this Agreement shall be subject to such right.

Section 15.     Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

Section l6.     Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)     Wisconsin Alumni Research Foundation
Attn: Managing Director
6l4 Walnut Street
Madison, Wisconsin 53726

(b)     Tecogen, Inc.
Attn: President
45 First Avenue
Waltham, MA 02451

Section 17.     Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18.     Confidentiality.

Both parties agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include Licensee’s development plan and development reports, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the parties hereto. Except as may be authorized in advance in writing by WARF, Licensee shall grant access to the Confidential Information only to its own employees involved in research relating to the Licensed Patents and Licensee shall require such employees to be bound by this Agreement as well. Licensee agrees not to use any Confidential Information to its advantage and WARF’s detriment, including but not limited to claiming priority to any application serial numbers of the Licensed Patents in Licensee’s patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i)     Licensee or WARF can show by written record that it possessed the information prior to its receipt from the other party;

(ii)     the information was already available to the public or became so through no fault of the Licensee or WARF;

(iii)     the information is subsequently disclosed to Licensee or WARF by a third party that has the right to disclose it free of any obligations of confidentiality; or (iv) five (5) years have elapsed from the termination or other expiration of this Agreement.

Section 20.     Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:    /s/ Craig J, Christianson                     Date: February 5, 2007
Craig J. Christianson, Director of Licensing

TECOGEN INC.

By:    /s/ Robert A. Panora                         Date: February 5, 2007
Robert A. Panora, President and COO

Reviewed by WARF’s Attorney

________________________________                 Date: ____________
(WARF’s attorney shall not be deemed a signatory to this Agreement.)
WARF Ref: Lasseter — P02205US

Appendix A
A.“Licensed Patents” shall refer to and mean those patents and patent applications listed on Appendix B attached hereto in countries in the Licensed Territory and any subsequent patent application owned by WARF in a country in the Licensed Territory but only to the extent it claims an invention claimed in a patent application listed on Appendix B.
B. “Improvements” shall mean any patented modification of an invention described in the Licensed Patents that (l) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents.

C. “Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

D. “Date of First Commercial Sale” shall mean the date when cumulative sales to the retail market of Products exceeds $20,000.

E. “Development Report” shall mean a written account of Licensee’s progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.

F. “Licensed Field” shall mean any application or use with spark ignited natural gas reciprocating engines of size equal to or less than 500 kW where the primary use is to produce electricity while simultaneously recovering waste heat from the engines for useful purpose.

G.“Licensed Territory” shall be worldwide.

H.“Non-Commercial Research Purposes” shall mean the use of the inventions of the Licensed Patents and/or Improvements for academic research purposes or other not-for-profit scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

Appendix B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

CONTROL OF SMALL DISTRIBUTED ENERGY RESOURCES (LASSETER Robert H, PIAGI Paolo)

P02205US	UNITED STATES	7,116,010	10/03/2006	10/245729
P02205CA	CANADA			2497567
P02205EU	EUROPE			3742007.2
P05242US	UNITED STATES			11/084737